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                                                                    Exhibit 8(b)

                             Katten Muchin Zavis
                             525 West Monroe Street
                             Suite 600
                             Chicago, IL 60661-3693
February 24, 2000



COMMERCIAL INTERTECH CORP.
1775 Logan Avenue
P.O. Box 238
Youngstown, Ohio 44801

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain material federal income tax consequences in connection with the proposed merger of COMMERCIAL INTERTECH CORP., a corporation organized and existing under the laws of the State of Ohio ("Company"), with and into PARKER-HANNIFIN CORPORATION, a corporation organized and existing under the laws of the State of Ohio ("Buyer"), with the Buyer surviving the merger, pursuant to the applicable corporate law of the State of Ohio (the "Merger"), and in accordance with that certain Agreement and Plan of Merger dated as of January 14, 2000, by and between Buyer and Company (the "Agreement") and related documents and agreements referenced in the Agreement (together with the Agreement, the "Merger Agreement"). Our opinion is being delivered to you pursuant to Section 5.5(c) of the Agreement.

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as legal counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

         1.       The Merger Agreement.

         2. Representations made to us by Company, including those representations contained in the Company Tax Certificate dated February 24, 2000.


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COMMERCIAL INTERTECH CORP.
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         3.       Representations made to us by the Buyer, including those
                  representations contained in the Buyer Tax Certificate dated February 24, 2000.

         4. Buyer's Proxy Statement/Prospectus ("Proxy/Prospectus") filed on a Form S-4 Registration Statement in connection with the Merger.

         5. Such other instruments and documents related to the formation, organization and operation of Buyer and Company or the consummation of the Merger and the transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

OPINION
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In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) including that:

         1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification.

         3. The Merger will be consummated pursuant to the Merger Agreement and will be effective under the applicable state law.

         4. Following the Merger, the Buyer will continue Company's historic business or use a significant portion of its historic business assets in a business.

         5. Each of Buyer and Company has paid and will pay only its respective expenses, if any, incurred in connection with the Merger, and neither Company nor Buyer has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock.

         6. There is no intercorporate indebtedness existing between Company and Buyer that was issued, acquired, or will be settled at a discount.

         7. Any repurchase of Buyer Common Stock made by Buyer or any person that is related to Buyer within the meaning of Treasury Regulation Section 1.368-1(e)(3) will be made in accordance with the provisions set forth in Revenue Ruling 99-58.



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COMMERCIAL INTERTECH CORP.
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         8.       Except for dispositions made in the ordinary course of
                  business or transfers described in Section 368(a)(2)(C) of the Code, Buyer has no plan or intention to sell or otherwise dispose of an amount of assets of the Company acquired in the Merger that exceeds 25% of the fair market value of the total of all Company assets acquired in the Merger.

         9.       Neither Company nor Buyer is, or will be at the time of the
                  Merger: (a) an "investment company" within the meaning of
                  Section 368(a)(2)(F) of the Code; or (b) under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion, as legal counsel for Company, that for federal income tax purposes:

                  (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Company and Buyer will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                  (ii) a Company shareholder who receives only Buyer Common Stock in exchange for Company Common Stock in the Merger will not recognize gain or loss on the exchange except with respect to any cash received in lieu of a fractional share of Buyer Common Stock;

                  (iii) a Company shareholder who receives only cash in exchange for Company Common Stock will recognize gain or loss equal to the difference between the cash received and the shareholder's tax basis in the Company Common Stock exchanged for the cash;

                  (iv) a Company shareholder who received both Buyer Common Stock and cash consideration in exchange for Company Common Stock will recognize gain equal to the lesser of (a) the amount of cash received in the exchange (other than with respect to fractional shares) and
                           (b) the amount of gain that the holder realizes on the exchange. The amount of gain that the holder realizes on the exchange will equal the excess of (a) the sum of the cash and the value of the Buyer Common Stock (including any fractional share interest) received in the exchange over (b) the shareholder's tax basis in the Company Common Stock exchanged therefor. If a Company shareholder realized a loss on such an exchange, the loss cannot be recognized by such shareholder (other than with respect to fractional shares);

                  (v) a Company shareholder who receives cash in lieu of a fractional share of Buyer Common Stock will recognize gain or loss equal to the difference


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COMMERCIAL INTERTECH CORP.
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                           between the cash received and the tax basis allocated
                           to the fractional share interest;

                  (vi) any gain recognized by a Company shareholder as a result of the Merger will generally be capital gain if the shareholder's Company Common Stock is held as a capital asset at the Effective Time of the Merger and will be long-term capital gain if the shareholder's Company Common Stock has been held for more than one year at the Effective Time of the Merger;

                  (vii) the tax basis of the shares of Buyer Common Stock received (including any fractional share interests deemed received and exchanged for cash) in exchange for shares of Company Common Stock in the Merger will be the same as the tax basis of the shares of Company Common Stock exchanged therefor, increased by any gain recognized on the exchange (including any gain treated as a dividend but other than gain attributable to fractional shares), and reduced by the amount of any cash received in the exchange (other than with respect to fractional shares); and

                  (viii) the holding period for shares of Buyer Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holding period of the shares of Company Common Stock exchanged therefor.

QUALIFICATIONS
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In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

         1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         2. Our opinion concerning certain of the federal tax consequences of the Merger is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not


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COMMERCIAL INTERTECH CORP.
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                  address any other federal, estate, gift, state, local or
                  foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding:

                  (a) whether and the extent to which any Company stockholder who has provided or will provide services to the Buyer or the Company will have compensation income under any provision of the Code;

                  (b) the effects of such compensation income, including, but not limited to, the effect upon the basis and the holding period of the Buyer Stock received by any such stockholder in the Merger;

                  (c) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of the Company Common Stock;

                  (d) the tax consequences of Buyer's assumption of outstanding options to acquire the Company Common Stock on the holders of such options under any Company employee stock option or stock purchase plan;

                  (e) the effects of the Merger on any pension or other employee benefit plan maintained by Company or the Buyer;

                  (f) the potential application of the "golden parachute" provisions of Sections 280G, 3121(v)(2) and 4999 of the Code, the alternative minimum tax provisions of Sections 55, 56 and 57 of the Code or Sections 108, 305, 306, 357 and 424 of the Code, or the regulations promulgated thereunder;

                  (g) the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of the Buyer or Company (including, without limitation, foreign tax credits or net operating loss carryforwards, if any, of the Buyer or Company), after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof;

                  (h) the tax consequences of any transaction in which Company Common Stock or a right to acquire Company Common Stock was received; and

                  (i) the tax consequences of the Merger (including the opinion set forth above) as applied to holders of options or warrants to purchase Company Common Stock or that may be relevant to particular classes of the Company stockholders and/or holders of options or warrants for the Company Common Stock, including, without limitation, dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or


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COMMERCIAL INTERTECH CORP.
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                           in other compensatory transactions.

         3. No opinion is expressed if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         4. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

         5. This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 5.5(c) of the Merger Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, including the Buyer and its stockholders, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the following: (1) the use of our name in the Registration Statement wherever it appears, (2) the inclusion of this memorandum as an attachment to Buyer's Proxy/Prospectus, (3) all references to this opinion made in the Proxy/Prospectus.


Very truly yours,

/s/ Katten Muchin Zavis

Katten Muchin Zavis